Exhibit 99.1

FOSTER WHEELER ANNOUNCES SUCCESSFUL CONCLUSION OF ITS COMMON
STOCK PURCHASE WARRANT OFFERS

     HAMILTON, BERMUDA, January 27, 2006--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that it has accepted all Class A and Class B Common Stock Purchase Warrants exercised pursuant to its offers to increase the number of common shares to be delivered upon the exercise of its Class A and Class B Common Stock Purchase Warrants. As of the expiration of the offers at 5:00 p.m., New York City time, on January 27, 2006, 3,904,689, or 95 percent, of the Company’s outstanding Class A Warrants and 20,106,678, or 57 percent of its outstanding Class B Warrants have been exercised in the offers.

     Exercise of these warrants will result in cash proceeds to the Company of approximately $75.3 million and the issuance of 8.4 million common shares, bringing the total outstanding common shares to 66.5 million. The Company plans, but is not obligated, to use the proceeds resulting from the exercise of warrants to reduce its outstanding indebtedness.

     “I am very pleased with the results of the offers, which represent another successful step in our ongoing program of debt reduction,” said Raymond J. Milchovich, chairman, president and chief executive officer. “Although we have not yet committed to any specific transactions, the anticipated debt reduction will be accretive to expected 2006 earnings per share.”

     The Foster Wheeler common shares and Class A and Class B Stock Purchase Warrants trade on the NASDAQ National Market under the symbols FWLT, FWLTW and FWLTZ, respectively.

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06-105

Notes to Editor:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas- to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at http://www.fwc.com

2.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading "Business--Risk Factors of the Business" in the Company's most recent annual report on Form 10-K/A and the following, could cause the Company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Contacts:
Media Contact:	Maureen Bingert	908-730-4444

Investor Contact:	John Doyle	908-730-4270

Other Inquiries:		908-730-4000